Exhibit 99.3

[Translation]

Voting Card	Shareholder Number	Number of excisable voting rights

To: Daiichi Pharmaceutical Co., Ltd.

I hereby exercise my voting rights with respect to the proposals of the 127th Annual General Meeting of Shareholders of Daiichi Pharmaceutical Co., Ltd. to be held on June 29, 2005, by circling “For” or “Against” as stated on the right-hand side.

June     , 2005

First Proposal:	For	Against
Second Proposal:	For	Against
Third Proposal:	For	Against
Fourth Proposal:	For but against Candidate Number(s):	Against
Fifth Proposal:	For	Against

Attention: In case a shareholder returns the voting card to the company without indicating his/her/its approval or disapproval of any of the proposals, the company will deem the voting rights represented by that voting card in favor of these proposals.

Stamp of the shareholder

(Please note that I deliver this voting card through the transfer agent of the company.)

cut off line

Number of shares held by the shareholder is                  shares

(of which                  shares are registered in the register of the shareholders and                  shares are registered in the register of the beneficial shareholders)

Note:

1.	When you attend the general meeting of shareholders in person, please submit this voting card to the receptionist at the venue of the meeting. The submission of this voting card will be treated as the attendance of the meeting.
2.	If you are not able to attend the general meeting of shareholders, please circle “For” or “Against” with respect to each proposal, affix your seal hereto, and return this voting card to the company at least one (1) day before the meeting.
3.	If you are against the elections of certain but not all directors proposed in the Fourth Proposal, please circle the “For” in the column and state the Candidate Numbers of the candidates you are against. The Candidate Numbers of candidates for directors are stated in the reference document concerning the exercise of voting rights attached to the convocation notice.

Daiichi Pharmaceutical Co., Ltd.